NEW MASTER PURCHASE AGREEMENT


          This NEW MASTER PURCHASE AGREEMENT (this "Agreement"), dated as of July 20, 1998, is entered into by and between Scotia Pacific Company LLC, a Delaware limited liability company (the "Seller"), and The Pacific Lumber Company, a Delaware corporation (the "Purchaser").

                                WITNESSETH:

          The Seller and the Purchaser are parties to a Master Purchase Agreement dated as of March 23, 1993, which is being terminated effective as of the date hereof (the "Existing Master Purchase Agreement").

          The Seller and the Trustee have entered into the Indenture, pursuant to which the Seller has issued the Timber Notes; and the Seller, the Collateral Agent and the Deed of Trust Trustee have entered into the Deed of Trust, securing, among other things, the Seller's obligations under the Timber Notes and the Indenture; and

          This Agreement is being entered into in connection with the issuance and sale of the Timber Notes.

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Operative Documents and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

                                     I

                                DEFINITIONS

          1.1 For all purposes of this Agreement, unless the context otherwise requires, all defined terms which are used but not defined herein shall have the meaning set forth in Schedule A to the Indenture, which is incorporated by reference as if fully set forth herein.

                                     II

                              MASTER AGREEMENT

          2.1 This Agreement shall govern all sales of logs from Seller to Purchaser, including the sale of any logs covered by a log purchase agreement entered into pursuant to the Existing Master Purchase Agreement to the extent the logs covered thereby have not been sold thereunder prior to the date hereof. Each sale shall be made pursuant to a Log Purchase Agreement substantially in the form of Exhibit A hereto (each, a "Log Purchase Agreement"). Each Log Purchase Agreement shall be consistent with the terms and conditions of this Agreement, and all of the terms and conditions of this Agreement shall be incorporated by reference into each Log Purchase Agreement. References to "this Agreement" shall refer to this New Master Purchase Agreement and each Log Purchase Agreement entered into pursuant hereto.

          2.2 If, as of any Note Payment Date, the cumulative amount of principal on the Notes paid by the Seller (the "Amount Paid") is less than the sum of all Minimum Principal Amortization in respect of the Notes through such date (the "Target Level"), the Seller may, to the extent of the greater of (A) the amount (expressed as gross revenues from the sale of logs) necessary to reach the Target Level or (B) $500,000, sell any timber (as logs or stumpage) which is the subject of any Log Purchase Agreement to any third party, prior to the time that title to such log is transferred to the Purchaser pursuant to Section 3.5. In addition, if and for so long as the provisions of Section 4.31 of the Indenture are applicable, the Seller may sell timber (as logs or stumpage) which is the subject of any Log Purchase Agreement to any third party, prior to the time that title to such log is transferred to the Purchaser pursuant to Section 3.5, to the extent provided by Section 4.31 of the Indenture. If the Seller sells to third parties any timber which has been felled by Purchaser pursuant to a Log Purchase Agreement, the Purchaser shall receive a credit for the costs of felling such timber, based upon the Purchaser's costs incurred in connection with the felling thereof, as determined in accordance with generally accepted accounting principles. Any stumpage or logs sold by the Seller to a third party in compliance with this Section 2.2 shall be free and clear of any rights or claims of the Purchaser, and the Purchaser shall be relieved of its obligations to purchase such logs.

                                    III

                     PRICE, QUANTITY AND PAYMENT TERMS

          3.1 The price (the "Purchase Price") payable to the Seller by the Purchaser for logs purchased pursuant to this Agreement shall be the fair market value (based upon stumpage prices) for each species of timber and category thereof as determined from time to time in good faith by the Seller and the Purchaser. The Purchase Price shall be at least equal to the SBE Price (as defined below). In addition, it is generally contemplated that the Purchase Price shall be at least equal to the Structuring Price, except as provided in this Article III.

          3.2 If the Purchase Price equals or exceeds (i) the price for such species and category thereof set forth on the Structuring Schedule (the "Structuring Price") and (ii) the SBE Price, then such price shall be deemed to be the fair market value of such logs. The "SBE Price", for any species and category thereof, shall be the stumpage price for such species and category thereof as set forth in the most recent Harvest Value Schedule (or any successor publication) published by the California State Board of Equalization (or any successor agency) applicable to the timber sold during the period covered by such publication. In the event that (x) such publication (or a successor publication) is no longer published or (y) such publication (or a successor publication) is prepared on a basis fundamentally different than that in effect on the date of this Agreement, the SBE Price for any six-month period subsequent to the period covered by the last such publication shall equal the product of (A) the last SBE Price so published and (B) the quotient of (I) the value of the most recently published Producer Price Index (Lumber and Wood Products Commodity Group) (Standard Industrial Classification No. 2400) as published by the United States Department of Labor, Bureau of Labor Statistics (or any successor index) (the "Index"), as of the first day of such six month period, divided by (II) the value of the Index as of the first day of the first such six month period.

          3.3 If the Purchase Price (i) is less than the Structuring Price and (ii) equals or exceeds the SBE Price, then such price shall be deemed to be the fair market value of such logs if the Seller shall have delivered to the Trustee an Officer's Certificate to the effect that, after due inquiry (consisting of consultation with an independent forestry consultant), such price reflects the fair market value of such species and category thereof (based upon stumpage prices).

          3.4 The Purchase Price for all logs purchased by the Purchaser during each Monthly Period shall be payable by the Purchaser not later than 11:00 a.m., New York City time, on the Monthly Deposit Date with respect to such Monthly Period by deposit of immediately available funds to the Collection Account on such date.

          3.5 The title to all logs harvested by the Purchaser pursuant to this Agreement shall remain in the Seller until such time as each log is scaled. At such time, title shall pass to the Purchaser and the Purchaser shall become obligated to make payment as provided in Section 3.4.

                                     IV

                  TIMBER HARVESTING PLANS, RELATED MATTERS

          4.1 All harvesting of timber hereunder shall be conducted on Company Timber Property with respect to which a valid Timber Harvesting Plan is in effect.

          4.2 All harvesting of timber and other related activities conducted by the Purchaser under this Agreement shall be conducted in all material respects in accordance with all applicable Environmental Laws, Timber Laws and General Laws, including, without limitation, those relating to streams, waterways, wildlife habitat and endangered species, and shall be conducted in all material respects in accordance with the terms, provisions, restrictions and conditions of each applicable Timber Harvesting Plan, sustained yield plan, habitat conservation plan, other similar plan or permit and all federal, state and local laws, rules and regulations relating to or incorporated into any Timber Harvesting Plan, including laws relating to streams, waterways, wildlife habitat and endangered species.

                                     V

                       REPRESENTATIONS AND WARRANTIES

          5.1 The Purchaser hereby represents and warrants to the Seller as follows:

               (a) The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction material to the performance of its obligations under this Agreement.

               (b) This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent such enforceability may be limited by Bankruptcy Law or general principles of equity; and the Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement.

               (c) No consent, approval, authorization or order of any Governmental Authority is required for the execution and delivery by the Purchaser of this Agreement.

               (d) The execution, delivery and performance by the Purchaser of this Agreement does not violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the charter or by-laws of the Purchaser, or any General Law, Timber Law or Environmental Law applicable to the Purchaser and in effect on the date hereof, or the terms of any bond, debenture, note or any other evidence of indebtedness or any agreement, indenture, lease or other similar instrument to which the Purchaser is a party or by which it or any of its properties is subject.

               (e) Except as disclosed in the Offering Memorandum, there is not pending or, to the knowledge of the Purchaser, threatened, any action, suit, proceeding or investigation involving the Purchaser (and, to the knowledge of the Purchaser, no basis for any such action, suit, proceeding or investigation exists) before any Governmental Authority which could reasonably be expected to have a material adverse effect upon this Agreement or the ability of the Purchaser to perform its obligations hereunder.

               (f) Except as disclosed in the Offering Memorandum, during the term of the Existing Master Purchase Agreement, Pacific Lumber complied in all material respects with (A) the terms and conditions of each approved Timber Harvesting Plan in connection with timber harvested by Pacific Lumber from the Company Timber Property and (B) all other material Timber Laws applicable to such operations, as then in effect.

                                     VI

                          SCALING, RELATED MATTERS

          6.1 The Purchaser shall be responsible for all scaling and measuring of logs purchased pursuant to this Agreement. The Purchaser shall, at its own expense, furnish one or more qualified scalers acceptable to the Seller. Such scalers may be employees of the Purchaser.

          6.2 Scaling shall be done as soon as practicable upon delivery of logs to the Purchaser's log deck according to the Net Short Log Scribner Scale methodology of scaling. Notwithstanding the foregoing, and subject to Section 4.12 of the Indenture, the Purchaser may, at its option, utilize the weight equivalency methodology of scaling. In such event, the Purchaser shall scale in accordance with the requirements of the California State Board of Equalization (or any successor agency) for the weight equivalency methodology of scaling, as in effect from time to time. In accordance therewith, the Purchaser shall scale truckloads of logs from time to time upon request of the Seller according to the Net Short Log Scribner Scale methodology, and shall appropriately adjust the assumptions used in its weight equivalency methodology on an ongoing basis to reflect the results of such scaling.

          6.3 The Seller may, upon reasonable notice to the Purchaser, at its option and cost, at any time or from time to time utilize independent scalers from the Northern California Log Scaling and Grading Bureau (or any successor organization) or any other recognized third party log scaling and grading bureau to verify the scaling by the Purchaser. The Purchaser shall cooperate fully in any such verification by the Seller. The Seller shall utilize independent scalers for at least two consecutive Business Days in each six month period, upon reasonable notice to the Purchaser. The Purchaser shall appropriately adjust the results of its scaling on a prospective basis to reflect the results of such third party scaling.

          6.4 Not later than each Monthly Certificate Delivery Date, the Purchaser shall prepare and deliver to the Seller a report (the "Monthly Production Report") substantially in the form of Exhibit B hereto, to be included in summary form in the Monthly Trustee Certificate.

                                    VII

                                 HARVESTING

          7.1 The Purchaser, at its own expense, agrees to cut and remove the timber described in each Log Purchase Agreement in a manner consistent in all material respects with prudent business practices which, in the reasonable judgment of the Purchaser, (i) are consistent with then current applicable industry standards and (ii) are in compliance in all material respects with Section 4.2 and all applicable Timber Laws, Environmental Laws and General Laws.

          7.2 Provided that the Purchaser is the Services Provider under the New Services Agreement, the Purchaser shall be entitled, at its option and at no additional cost to the Purchaser, (a) to harvest and retain for its own use, any and all hardwood trees which are permitted to be harvested pursuant to any Timber Harvesting Plan subject to a Log Purchase Agreement,
(b) to remove for its own use, any and all residual parts of trees harvested pursuant to any Timber Harvesting Plan subject to a Log Purchase Agreement, including, but not limited to, breaks, limbs and tops, and (c) to remove for its own use or to sell, gravel and rock from the Company Timber Property.

          7.3 The Purchaser shall complete harvesting of any timber covered by a Timber Harvesting Plan within the applicable time period set forth in such Timber Harvesting Plan (inclusive of any extensions thereof).

                                    VIII

                         INDEMNIFICATION; INSURANCE

          8.1 The Purchaser shall be liable for, and shall indemnify, protect, defend and hold harmless the Seller, the Trustee and the Collateral Agent, their respective subsidiary and affiliate companies and their respective agents, employees, managers, directors, partners, officers, servants and representatives against, any and all claims, demands, causes of action, expenses or liabilities (including reasonable attorneys' fees and disbursements) of every kind and character (whether known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, choate or inchoate, accrued, absolute or otherwise), suffered or sustained, arising from (i) the breach by the Purchaser of any of its representations, warranties, covenants and agreements set forth in this Agreement, (ii) actions or omissions of the Purchaser in connection with its obligations hereunder and (iii) failure of the Purchaser to have complied with the terms and conditions of approved Timber Harvesting Plans in connection with Timber harvested from its property or any other Timber Laws, Environmental Laws and General Laws applicable to such operations, as then in effect. The Seller shall notify the Purchaser promptly of any claim for which it may seek indemnity. The Purchaser shall have the right to defend the claim, and the Seller shall cooperate in the defense. If the Purchaser does not defend such claim, the Seller may have separate counsel and the Purchaser shall pay the reasonable fees and expenses of such counsel.

          8.2 The Purchaser shall at all times maintain comprehensive general and automobile liability insurance against claims for personal injury, death or property damage with limits of liability of not less than $10,000,000 per occurrence and deductibles of up to $3,000,000 per occurrence and (ii) all such worker's compensation or similar insurance as may be required by applicable laws, provided that the Purchaser may self-insure any or all worker's compensation liabilities. To the extent that any of the insurance required by this Section 8.2 ceases to be available at commercially reasonable rates, the Purchaser may maintain insurance coverage in accordance with the prudent standards then being followed by other companies engaged in the same or similar lines of business or having comparable properties.

                                     IX

                       INDEPENDENT CONTRACTOR STATUS

          9.1 The Purchaser shall harvest the timber and perform its other obligations hereunder as an independent contractor. The number of employees, the selection and retention of such employees, the hours of labor and the compensation for services to be paid to any and all such employees of the Purchaser shall be determined by the Purchaser. All employees, agents, contractors and subcontractors hired by the Purchaser to perform any obligations of the Purchaser hereunder shall not be deemed to be the employees, agents, contractors and subcontractors of the Seller, and all salaries and compensation payable to them shall be the exclusive responsibility of the Purchaser.

                                     X

                               MISCELLANEOUS

          10.1 Term. This Agreement shall become effective upon the date first noted above and shall continue in effect until all amounts payable under the Timber Notes (including any Additional Timber Notes), the Indenture and the Deed of Trust shall have been paid in full.

          10.2 Termination.

               (a) The Seller or the Trustee, in each case to the extent provided in Section 4.21(a) of the Indenture, shall have the right to terminate this Agreement if a Purchase Agreement Default has occurred and is continuing. The Seller or the Trustee may also terminate this Agreement upon the giving of any notice of acceleration under Section 7.2(b) of the Indenture. The Purchaser shall promptly notify the Seller and the Trustee in writing of any Purchase Agreement Default.

               (b) In the event that this Agreement is terminated as provided in Section 10.2(a) hereof, (i) the Seller shall in good faith seek to enter into one or more agreements for the sale of logs or stumpage consistent with Section 7.1(f)(6) of the Deed of Trust and (ii) the Seller shall be relieved of all obligations to sell, and the Purchaser shall be relieved of obligations to purchase, timber under any Log Purchase Agreement.

               (c) The provisions of Sections 8.1, 10.4 and 10.5 shall survive the expiration or termination of this Agreement; provided, however, that Section 8.1 shall survive only with respect to matters occurring prior to such expiration or termination.

          10.3 Amendments.

               (a) This Agreement may be amended by an agreement in writing signed by the Seller and the Purchaser in accordance with Section
4.12 of the Indenture.

               (b) Promptly following the execution of any amendment to this Agreement, the Seller will furnish to the Trustee and each Rating Agency a true, correct and complete copy of such amendment.

          10.4 No Bankruptcy Petition. The Purchaser hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Notes, it will not institute against, or join any other Persons in instituting against, the Seller, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under any Bankruptcy Law.

          10.5 Subordination. This Agreement and all rights of the Purchaser hereunder are junior and subordinate to the lien of the Deed of Trust.

          10.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or by mail or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the addressee at the address specified below:

          If to the Purchaser:

               The Pacific Lumber Company
               P.O. Box 37
               Scotia, California  95565
               Fax: (707) 764-4269
               Attention:     Vice President, Finance and
                              Administration

          If to the Seller:

               Scotia Pacific Company LLC
               P.O. Box 712
               Scotia, California  95565
               Fax: (707) 764-5001
               Attention:     Vice President, Finance
                              and Administration

          If to any Rating Agency:

               Standard & Poor's, a division of
                    The McGraw Hill Companies
               26 Broadway - 10th Floor
               New York, NY  10004-1010
               Fax:  (212) 208-8208
               Attention:     Asset-Backed Surveillance Group

               Moody's Investors Service, Inc.
               99 Church Street - 4th Floor
               New York, NY  10007
               Fax:  (212) 553-4948
               Attention:     ABS Monitoring Department


or such other address as either party may from time to time designate by like notice.

          10.7 Limitations on Assignment. Neither the Purchaser nor the Seller shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other (except for the lien of the Deed of Trust and any transfer of the rights and obligations of the Seller hereunder by virtue of the exercise of remedies provided for in the Deed of Trust); provided that the Purchaser shall not transfer any of its obligations under this Agreement unless (i) no Default or Event of Default shall have occurred and be continuing and (ii) either (A) the prior written consent of the Majority Holders and Rating Agency Confirmation shall have been obtained or (B) the prior written consent of the Supermajority Holders (after prior notice of the Rating Agency Evaluation) and Rating Agency Evaluation shall have been obtained. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Purchaser from hiring any subcontractors or agents; provided that such hiring shall not relieve the Purchaser of any of its obligations hereunder and (y) nothing herein shall prohibit any assignment occurring as a result of a transaction permitted by
Section 4.2 of the New Services Agreement.

          10.8 Effect of Provisions of the Other Operative Documents. Notwithstanding any provision of the Indenture or the Deed of Trust requiring the Seller to pay an expense or perform an obligation, the Purchaser shall not be relieved from any of its obligations under this Agreement to pay expenses or perform obligations as expressly provided in this Agreement. Nothing in this Agreement shall be interpreted so as to limit or construe any of the obligations of the Servicer under the Services Agreement.

          10.9 Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to principles of conflict of laws.

          10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

          10.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

          10.12 Headings. The section headings of this Agreement are only for the purpose of reference and shall not effect the meaning hereof.

                  [REST OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this New Master Agreement as of the date first above written.


                                   PURCHASER:
                                   THE PACIFIC LUMBER COMPANY


                                   By:    /S/ JOHN A. CAMPBELL
                                        Name:     John A. Campbell
                                        Title:    President



                                   SELLER:

                                   SCOTIA PACIFIC COMPANY LLC


                                   By:    /S/ GARY L. CLARK
                                        Name:     Gary L. Clark
                                        Title:    Vice President-Finance
                                                  and Administration

          Exhibit A

Form of Log Purchase Agreement

Log Purchase Agreement

          This Agreement is entered into between Scotia Pacific Company LLC (the "Seller") and The Pacific Lumber Company (the "Purchaser") as of ____________, ____.


Timber Harvesting
Plan No. ______ (the "THP")                       _______________

Estimated Mbfe covered
by the THP                                        _______________

Estimated Starting Date                           _______________

Contact person at Purchaser                       _______________

          .    Seller agrees to sell, and Purchaser agrees to purchase, the timber covered by the THP, at prices that comply with Article III of the New Master Purchase Agreement.

          .    The Seller and the Purchaser agree that the terms and
conditions of the New Master Purchase Agreement are incorporated by reference as if fully set forth herein.


                                   SCOTIA PACIFIC COMPANY LLC,
                                                       Seller


                                   By:____________________________
                                        Name:
                                        Title:


                                   THE PACIFIC LUMBER COMPANY,
                                                        Purchaser


                                   By:____________________________
                                        Name:
                                        Title:

Exhibit B to
New Master Purchase Agreement



                     Form of Monthly Production Report


The undersigned, the _____________ of The Pacific Lumber Company (the "Purchaser"), DOES HEREBY CERTIFY:

     1.   This Monthly Production Report is delivered pursuant to Section
          6.4 of the New Master Purchase Agreement dated as of July __, 1998 between the Purchaser and Scotia Pacific Company LLC.

     2. The undersigned has made such examination or investigation as is necessary to enable him or her to express an informed opinion on the matters referred to herein.

     3. To the best of the undersigned's knowledge, the attached calculations are in accordance with the books and records of the Purchaser.

Delivered this ____ day of ___, _____.



                                   ______________________________
                                   Name:

Exhibit B To New Master Purchase Agreement

                                  Monthly
                             Production Report


for month of:


                         Purchases                               Purchases
Type                     (net scribner scale)     Factor
                         (Mbfe)

Old Growth Redwood       _____                    1.0000         Mbfe
Old Growth Douglas Fir   _____                    0.723757       Mbfe
Young Growth Redwood     _____                    0.751381       Mbfe
Young Growth Douglas Fir _____                    0.488950       Mbfe
Other                    _____                    0.309392       Mbfe

                                                  Total:         Mbfe

